Execution Version

PLEDGE AND security AGREEMENT
This PLEDGE AND security AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of June 30, 2026 (the “Closing Date”), is entered into among (i) SIX THIRTY AI, LLC, a Texas limited liability company (the “Company”), (ii) each subsidiary of the Company from time to time party hereto (collectively with the Company, the “Grantors” and each a “Grantor”), and YA II PN, LTD., a Cayman Islands exempt limited company, as administrative agent and collateral agent and the Lender (in such capacity, together with its successors, “Agent”). Reference is made to that certain Loan and Guaranty Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among, the Company, the other Grantors, and each other lender from time to time a party thereto (collectively, the “Lenders”), and Agent. It is a condition to the Loan Agreement that the parties hereto enter into this Agreement to grant a security interest in the Collateral (as defined herein).
The parties hereto hereby agree as follows:
1.
defined terms.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A or ascribed thereto in the Loan Agreement.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  As used in this Agreement, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  For purposes of this Agreement, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.
2.
CREATION OF SECURITY INTEREST
2.1
Grant of Security Interest. Each Grantor hereby grants to Agent, for the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If the Loan Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash.
2.2
Priority of Security Interest. Each Grantor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of the Loan Agreement to have superior priority to Agent’s Lien under the Loan Agreement). If a Grantor shall acquire a commercial tort claim with a potential recovery in excess of Two Hundred Thousand Dollars ($200,000), such Grantor shall promptly notify Agent in writing and deliver such other information and documents as Agent may require to take any further action necessary or advisable to perfect Agent’s Lien in such commercial tort claim. If a Grantor shall acquire an instrument whose value exceeds Two Hundred Thousand Dollars ($200,000), then such Grantor shall promptly notify Agent and deliver the same together with an instrument of transfer and any necessary endorsement, all in form satisfactory to Agent.
2.3
Authorization to File Financing Statements. Each Grantor hereby authorizes Agent to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder. Such financing statements may describe the Collateral as all assets of such Grantor.

222331682 v1
304972990.9304972990.2LEGAL02/42177277v2

2.4
Pledge of Equity Interests. Each Grantor hereby pledges, assigns and grants to Agent a security interest in all the Equity Interests in which such Grantor has any interest, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for such Equity Interests (if any), to the extent certificated, will be delivered to Agent, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Equity Interests in which a Grantor has an interest, upon request by Agent, each Grantor shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuance of an Event of Default hereunder, Agent may, to the extent permitted by applicable law (including the Securities Act), effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee. Each Grantor will execute and deliver such documents, and take or cause such actions to be taken, as Agent may request to perfect or continue the perfection of Agent’s security interest in the Equity Interests. Unless an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that (x) after notice from Agent following an Event of Default or if a Grantor has commenced an Insolvency Proceeding, such Grantor’s rights to exercise voting rights with respect to such Equity Interests shall be automatically terminated, (y) in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of the Loan Agreement or which would constitute or create any violation of any of such terms, and (z) with respect to the Pledged BGDE Securities, the exercise of voting rights by Agent following an Event of Default shall at all times be subject to the Ownership Limitation and any other restrictions applicable to such securities under the Preferred Stock Documents. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.
2.5
Intellectual Property. At the request of Agent, each Grantor shall promptly execute and deliver a separate security agreement with respect to Grantor’s Intellectual Property (“Intellectual Property Security Agreement”), substantially in a form acceptable to Agent. Each Grantor hereby further authorizes the Agent to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) any such Intellectual Property Security Agreement, and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder, without the signature of a Grantor where permitted by law, and naming such Grantor as debtor, and Agent as secured party.
2.6
Pledged BGDE Securities.
(a) Delivery, Possession and Perfection. On the Closing Date, the Company shall deliver to Agent (i) the original certificates representing the Pledged BGDE Preferred Stock, accompanied by stock powers duly executed in blank, and (ii) an original assignment of the BGDE Warrants, duly executed in blank, in favor of Agent for the ratable benefit of Lenders. Agent shall hold the certificates representing the Pledged BGDE Preferred Stock as pledgee in accordance with Article 8 of the Code. To the extent any BGDE Warrant constitutes a certificated security under the Code, the Company shall also deliver the original warrant certificate to Agent on the Closing Date, and Agent shall hold such certificate, together with the related assignment, as pledgee in accordance with Article 8 of the Code. To the extent any BGDE Warrant constitutes an uncertificated security under the Code, the Company shall take all actions reasonably requested by Agent to cause Agent to have a first priority perfected security interest therein by control on the Closing Date, including causing the issuer and its transfer agent to enter into an issuer or transfer-agent control arrangement (or effecting delivery through customary DTC arrangements) reasonably satisfactory to Agent. To the extent any BGDE Warrant constitutes neither a certificated security nor an uncertificated security under the Code, the Company hereby authorizes Agent to file financing statements describing the BGDE Warrants and shall take such further action as Agent may reasonably request to perfect Agent's security interest therein. The Company shall not amend, modify, waive, or terminate any BGDE Warrant without the prior written consent of Agent.
(b) Conversion to Common Stock; Book-Entry Perfection. If any Pledged BGDE Preferred Stock is converted into BGDE Common Stock (or any other securities are issued in respect of the Pledged BGDE Preferred Stock), the Company shall (i) with respect to any such shares held in book-entry or uncertificated form, promptly take all actions reasonably requested by Agent to cause Agent to have a first priority perfected security interest therein, including causing the issuer or its transfer agent to enter into an issuer or transfer-agent control arrangement, or effecting delivery through customary Depository Trust Company arrangements, in each case in form and substance reasonably satisfactory to Agent, and (ii) with respect to any such shares that are certificated, promptly deliver to Agent the certificates therefor, accompanied by stock powers duly executed in blank.

(c) Restricted Securities; Transfer Restrictions. The Grantors acknowledge that the Pledged BGDE Preferred Stock and any BGDE Common Stock issuable upon conversion thereof are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and are subject to customary transfer restrictions and restrictive legends. The Grantors shall use commercially reasonable efforts to cause Big Digital Energy, Inc. to (i) register the resale of the BGDE Common Stock underlying the Pledged BGDE Preferred Stock pursuant to an effective registration statement, (ii) maintain the effectiveness of such registration statement until all such shares may be sold without restriction pursuant to Rule 144, and (iii) cooperate to remove restrictive legends from such securities when permitted, in each case consistent with the registration rights applicable under the Preferred Stock Documents.
2.7
Exchange Right; Transfer in Satisfaction of Obligations.
(a) Transfer in Satisfaction. Upon any exchange or settlement of Obligations pursuant to Section 2.7 of the Loan Agreement, Agent shall be entitled to receive, and the Company hereby irrevocably authorizes Agent to take delivery of and retain, such portion of the Pledged BGDE Preferred Stock (or BGDE Common Stock issuable upon conversion thereof) as corresponds to the Obligations being satisfied. Upon such transfer, the corresponding portion of the Obligations shall be deemed satisfied and cancelled on a dollar-for-dollar basis in accordance with the Loan Agreement.
(b) Partial Exchanges; Continuing Lien. If only a portion of the Obligations is satisfied through an exchange pursuant to Section 2.7 of the Loan Agreement, Agent’s first priority Lien shall continue in all remaining Collateral securing the unsatisfied Obligations. Agent shall release from the Collateral only those Pledged BGDE Securities that are transferred to and retained by Agent (or its designee) in connection with such partial exchange, and no partial exchange shall require the release of any Collateral other than the specific securities so transferred. Agent shall coordinate any such partial release with the Borrower Representative as provided in the Loan Agreement.
3.
Covenants
Each Grantor hereby agrees to do all of the following:
3.1
Insurance
(a)
Ensure that proceeds in excess of Two Hundred Fifty Thousand Dollars ($250,000) per occurrence payable under any property insurance policy with respect to Collateral are, at Agent’s option, payable to Agent. Proceeds below this threshold may be used by Grantors for repair or replacement, for the ratable benefit of Lenders, on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payable, all liability policies shall show, or have endorsements showing, Agent as an additional insured, in each case, in form reasonably satisfactory to Agent and as set forth on Exhibit B.
(b)
Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Grantors shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate per fiscal year toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be Collateral in which Agent has been granted a first priority security interest and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Agent, be payable to Agent, for the ratable benefit of Lenders, on account of the Obligations.
(c)
At Agent’s request, each Grantor shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 3.1 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice (or at least ten (10) days’ prior written notice for non-payment of premium) before any such policy or policies shall be canceled.

(d)
If any Grantor fails to obtain insurance as required under this Section 3.1 or to pay any amount or furnish any required proof of payment upon Agent’s request, and such failure continues for fifteen (15) Business Days following written notice from Agent, Agent may obtain such insurance or make such payment, Agent may make all or part of such payment or obtain such insurance policies required in this Section 3.1 and take any action under the policies as Agent deems prudent or may direct.
3.2
Collateral Accounts.
Provide Agent written notice within three (3) Business Days after establishing any Collateral Account at or with any bank, broker or other financial institution identifying the name, address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor, provided that no balance or assets shall be transferred to such new Collateral Account prior to obtaining an Account Control Agreement as required in accordance with this Section.  For each Collateral Account that any Grantor at any time maintains except Excluded Accounts, such Grantor shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder.
3.3
Property Locations.
(a)
Provide to Agent at least ten (10) days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).
(b)
With respect to any property or assets of a Grantor located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), such Grantor shall, if requested in writing by Agent, use its commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property, subject to Agent’s security interest.
(c)
With respect to any property or assets of a Grantor located on leased premises (other than Excluded Locations), such Grantor shall, if requested in writing by Agent, use its commercially reasonable efforts to cause such third party to execute and deliver a Collateral Access Agreement for such location.
3.4
Pledged BGDE Securities Covenants.
(a)
The Company shall not, without the prior written consent of Agent, (i) amend, modify, supplement, restate, waive or terminate, or grant any consent or election under, or permit Big Digital Energy, Inc. to amend, modify, supplement, restate, waive or terminate, any Preferred Stock Document, (ii) convert any Pledged BGDE Preferred Stock into BGDE Common Stock except in accordance with the Preferred Stock Documents and Section 2.6(b) hereof, or (iii) take any action that would cause the Pledged BGDE Securities to cease to constitute Collateral hereunder or that would impair Agent’s first priority perfected security interest therein.
(b)
The Company shall promptly notify Agent in writing of (i) any conversion or exchange of Pledged BGDE Preferred Stock into BGDE Common Stock, (ii) any dividend, distribution or other payment received in respect of the Pledged BGDE Securities, and (iii) any default or event of default under any Preferred Stock Document. Any cash dividends, distributions or other payments received by the Company in respect of the Pledged BGDE Securities shall, so long as no Event of Default has occurred and is continuing, be retained by the Company, and upon the occurrence and during the continuance of an Event of Default, shall be held in trust for Agent and promptly delivered to Agent for application to the Obligations.
4.
Collateral AGENT’S RIGHTS AND REMEDIES
4.1
Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Agent is entitled, at the direction of Lenders, without notice or demand unless required by applicable law, to do any or all of the following:

(a)
verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent may determine is advisable, and notify any Person owing each Grantor money of Agent’s security interest in such funds;
(b)
make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;
(c)
ratably apply to the Obligations any amount held by Agent owing to or for the credit or the account of each Grantor;
(d)
ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;
(e)
deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(f)
demand and receive possession of any Grantor’s books and records; and
(g)
exercise all rights and remedies available to Agent and Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
Grantors shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Grantor grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, such Grantor’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, such Grantor’s rights under all licenses and all franchise agreements inure to Agent’s benefit. If, after the acceleration of the Indebtedness, any Grantor receives proceeds of Collateral, such Grantor shall deliver such proceeds to Agent, for the ratable benefit of Lenders, to be applied to the Obligations. Grantors shall fully cooperate with Agent to (i) submit any notices, filings, submissions, or other documents to enable Agent to exercise all rights and remedies available to Agent pursuant to this Agreement and the other Loan Documents (including but not limited to submission of any change of ownership or information notices), and (ii) structure arrangements contemplated hereby in a manner that maximizes Agent’s rights in the Collateral to the greatest extent permitted by applicable law, including directing payments to Collateral Accounts.
4.2
Sales of Pledged Securities; Securities Act Compliance.
(a)
Each Grantor recognizes that Agent may be unable to effect a public sale of all or a part of the Pledged BGDE Securities by reason of certain prohibitions contained in the Securities Act or in applicable state securities laws, as now or hereafter in effect, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on other terms less favorable to the seller than if such securities were sold at public sales, and agrees that Agent has no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act or applicable state securities laws. Each Grantor agrees that private sales made under the foregoing circumstances shall not, by reason of having been made privately, be deemed to have been made in a commercially unreasonable manner.

(b)
If, at the time of any sale of Pledged BGDE Securities, such securities shall not be effectively registered under the Securities Act, Agent is hereby authorized to sell such securities or any part thereof by private sale in such manner and under such circumstances as Agent may reasonably deem necessary or advisable in order that such sale may legally be effected without registration. Agent shall give the applicable Grantor at least ten (10) days’ prior written notice of the time and place of any public sale or of the time after which any private sale or other disposition is to be made, which notice the Grantors hereby agree is reasonable. Upon each public sale, and to the extent permitted by law upon each private sale, Agent (or its nominee or designee) may purchase the whole or any part of the Pledged BGDE Securities being sold, free of any right or equity of redemption, which right or equity is hereby waived and released.
(c)
Notwithstanding any other provision of this Agreement, the exercise of rights and remedies by Agent with respect to the Pledged BGDE Securities shall at all times be subject to (i) the Ownership Limitation, (ii) the Exchange Cap (to the extent the Stockholder Approval has not been obtained), and (iii) any transfer and resale restrictions applicable to such restricted securities under the Securities Act, and Agent shall not be required to take, and may decline to take, any action with respect to such Collateral that would violate such restrictions or applicable securities laws.
4.3
Power of Attorney.  Each Grantor hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable solely upon the occurrence and during the continuance of an Event of Default, with prior written notice to the applicable Grantor, to:  (a) send requests for verification of Accounts or notify Account Debtors of Agent’s security interest and Liens in the Collateral; (b) endorse such Grantor’s name on any checks or other forms of payment or security; (c) sign such Grantor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (e) make, settle, and adjust all claims under such Grantor’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Agent or a third party as the Code permits; (h) dispose of the Collateral and (i) take such other actions as Agent determines to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Agent under this Agreement or the other Loan Documents.  Each Grantor further hereby appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to sign each Grantor’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Agent’s security interest in the Collateral.  Agent’s foregoing appointment as such Grantor’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and all commitments to make Loans hereunder have been terminated.
4.4
Protective Payments.  If a Grantor fails to obtain the insurance called for by Section 3.1 or fails to pay any premium thereon or fails to pay any other amount which such Grantor is obligated to pay under this Agreement or any other Loan Document which are required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Grantors with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.
4.5
Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations, for the ratable benefit of Lenders.  Agent shall pay any surplus to Borrower Representative by credit to the Deposit Account designated by the Company or as directed by a court of competent jurisdiction.  Grantors shall remain liable to Agent and Lenders for any deficiency.  If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent may either reduce the Obligations by the principal amount of the purchase price or defer the reduction of the Obligations until the actual receipt by Agent of cash or immediately available funds therefor.

4.6
Agent’s Liability for Collateral.  So long as Agent complies with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and applicable law, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Each Grantor bears all risk of loss, damage or destruction of the Collateral.
4.7
No Waiver; Remedies Cumulative.  Any failure by Agent, at any time or times, to require strict performance by each Grantor of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith.  Agent’s rights and remedies under this Agreement and any other Loan Document are cumulative.  Agent has all rights and remedies provided under the Code, by law, or in equity.  Agent’s exercise of one right or remedy is not an election and shall not preclude Agent from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any Event of Default is not a continuing waiver.  Any delay in exercising any remedy is not a waiver, election, or acquiescence.
4.8
Demand Waiver.  Each Grantor waives presentment and demand, but not notice of default. The Agent shall provide at least thirty (30) Business Days' written notice of any default prior to exercising remedies (except to the extent notice of default is required by the Loan Agreement) or dishonor, notice of payment and nonpayment, or notice of any release, compromise, settlement, extension, or renewal of any accounts, documents, instruments or chattel paper that are part of the Collateral.
5.
NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail, with proper postage prepaid; (b) when sent by electronic mail upon transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Agent, Lenders and Grantors may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 5.
If to a Grantor:	SIX THIRTY AI, LLC 5473 Blair Road, Suite 100 PMB 553663, Dallas, TX 75231 Attn: Anna Kirby Email: Anna@sixthirty.ai
With a copy, not constituting notice, to:	WICK PHILLIPS GOULD & MARTIN, LLP 3131 McKinney Avenue, Suite 500 Dallas, Texas 75204 Attention: Steven Rubin E-mail: steven.rubin@wickphillips.com

If to Agent:	YA II PN, LTD. 1012 Springfield Ave Mountainside, NJ 07092 Attention: Troy Rillo Email: TRillo@yorkvilleglobal.com
With a copy to (but not constituting notice):	HAYNES AND BOONE LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 Attention: Greg Kramer Email: greg.kramer@haynesboone.com

6.
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.  Each Grantor hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of or Agent.  Each Grantor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Grantor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Grantor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to each Grantor at the address set forth in, or subsequently provided by such Grantor in accordance with, Section 5 hereof and that service so made shall be deemed completed upon the earlier to occur of such Grantor’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.  Each Grantor hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL OF THE PARTIES HERETO EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH Grantor AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 6 shall survive the termination of this Agreement.
7.
GENERAL PROVISIONS

7.1
Termination Prior to Term Loan Maturity Date; Survival; Release of Collateral.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and all commitments to extend credit pursuant to the Loan Agreement have terminated (such date, the “Discharge Date”).  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.  Promptly after the Discharge Date, Lenders shall direct Agent to deliver evidence of the release of Collateral which release shall occur reasonably promptly following the Discharge Date.
7.2
Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Grantor may assign this Agreement or any rights or obligations except in connection with a permitted assignment of such Grantor’s rights or obligations under the Loan Agreement.
7.3
Amendments in Writing; Waiver; Integration.  No purported amendment or modification of this Agreement, or waiver, discharge or termination of any obligation under this Agreement, shall be effective except in a writing agreed to by the Agent and the affected Grantors, and any such amendment requested by a Grantor in good faith shall be considered in a commercially reasonable manner, pursuant to an agreement in writing by the parties thereto, and in case of this Agreement, pursuant to an agreement in writing entered into by Lenders, Grantors and Agent, provided that Agent’s approval shall not be required for any amendment or supplement that has the effect solely of (i) adding or maintaining Collateral, securing additional Obligations that are otherwise permitted by the terms of this Agreement to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of Agent therein; (ii) curing any ambiguity, defect or inconsistency; (iii) providing for the assumption of a Grantor’s Obligations under this Agreement in the case of a merger or consolidation or sale of all or substantially all of the assets of each Grantor, as applicable; or (iv) making any change that would provide any additional rights or benefits to the Agent or that does not adversely affect the legal rights under this Agreement or any other Loan Document of Agent. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver of any provision of any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waivers.
7.4
Appointment of Agent. Each Lender hereby appoints Agent to act on behalf of Lenders as collateral agent under this Agreement and the other Loan Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Grantors to secure any of the Obligations. The provisions of this Section 7.4 are solely for the benefit of Agent and Lenders.
7.5
Other Provisions. The terms of Sections 11.3, 11.5, 11.6, 11.7, 11.10, 11.12, 11.13, 11.14 and 11.15 of the Loan Agreement are incorporated herein by reference, it being understood that references to the “parties” shall include Agent.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.
GrantorS: SIX THIRTY AI, LLC By Name: Phil Stanley Title: Manager

GIGA V MUSTANG LLC

By:_____________________________________
Name: Phil Stanley
Title: Manager

GIGA 12 MANNING LLC

By:______________________________________
Name: Phil Stanley
Title: Manager

GIGA 11 WALLIS LLC

By:______________________________________
Name: Phil Stanley
Title: Manager

WILDCAT DATA INFRASTRUCTURE I, LLC

By:______________________________________
Name: Phil Stanley
Title: Manager

[Yorkville – SixThirty - Pledge and Security Agreement Signature Page]

COLLATERAL AGENT:

YA II PN, LTD.
By: Yorkville Advisors Global, LP, its Investment Manager
By: Yorkville Advisors Global, LLC, its General Partner

By: _____________________________
Name: Troy Rillo
Title: Member

[Yorkville – SixThirty - Pledge and Security Agreement Signature Page]

Exhibit A
Defined terms
“Agent” has the meaning set forth in the preamble of this Agreement.
“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” means any and all properties, rights and assets of the Loan Parties party hereto described on Exhibit C, and any Equity Interests pledged pursuant to Section 2.4 hereof, and any Pledged BGDE Securities pledged pursuant to Section 2.6 hereof.
“Excluded Accounts” means (i) Collateral Accounts with a balance or maintaining assets valued not greater than $50,000 individually and $250,000 in the aggregate at any time and (ii) Collateral Accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, provided that (A) such Collateral Accounts have been identified as such to Agent on the Perfection Certificate or, if any such Collateral Account is designated as such following the Closing Date, on the then-next Compliance Certificate delivered, and (B) the aggregate balance maintained in such Collateral Accounts shall not exceed the amount necessary to pay payroll, payroll taxes and other employee wage and benefit payments in the then-next payroll period.
“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Pledged BGDE Preferred Stock” means all shares of Series A Convertible Preferred Stock of Big Digital Energy, Inc. acquired by the Company with the proceeds of the Term Loans, together with all dividends, distributions, rights and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
“Pledged BGDE Securities” means, collectively, the Pledged BGDE Preferred Stock, any BGDE Common Stock issuable upon conversion thereof, and the BGDE Warrants (and any securities issuable upon exercise thereof).
“Securities Act” means the Securities Act of 1933, as amended.
“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

EXHIBIT B
REQUIREMENTS FOR INSURANCE DOCUMENTATION
Contact Information for Insurance Documentation:
YA II PN, LTD., as collateral agent 1012 Springfield Ave, Mountainside, NJ 07092

Document Requirements:
Document	Requirement
1.Certificate of Liability Insurance (ACORD FORM 25)	YA II PN, LTD. and its successors and assigns, as collateral agent, to be designated as “Additional Insured”. YA II PN, LTD. name and address to be listed as Certificate Holder.
General Liability Endorsement (Additional Insured Endorsement)	YA II PN, LTD. and its successors and assigns, as collateral agent, to be named in additional insured endorsement.
2.Evidence of Commercial Property Insurance (ACORD FORM 28)
  All-risk commercial property insurance incurring all of each Grantor’s property
  YA II PN, LTD. and its successors and assigns, as collateral agent, to be designated as “Lender’s Loss Payable,” with Lender’s Loss Payable provision designated.
  YA II PN, LTD. name and address to be designated in Name and Address of Additional Interest.
  Insured locations to include all locations of each Grantor listed in the Perfection Certificate

Commercial Property Endorsement (Lender’s Loss Payable Endorsement)
  YA II PN, LTD., and its successors and assigns, as collateral agent, to be scheduled and designated as “Lender Loss Payable” by endorsement
  Lender loss payable clause with stipulation that coverage will not be cancelled without a minimum 30 days’ notice of cancellation.

3.Commercial Automobile Insurance	Commercial auto liability insurance covering all owned, hired, and non-owned vehicles.

EXHIBIT C
COLLATERAL DESCRIPTION
The Collateral consists of all of each Grantor’s right, title and interest in and to the following property wherever located, whether now owned or existing or hereafter acquired, created or arising:
All goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, Documents, Instruments (including any promissory notes), Chattel Paper (whether tangible or electronic), cash, Deposit Accounts, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other Investment Property, Supporting Obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all of each Grantor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.
Without limiting the generality of the foregoing, the Collateral specifically includes all of the Company’s right, title and interest in and to (i) the Pledged BGDE Preferred Stock, (ii) all BGDE Common Stock issuable upon conversion of the Pledged BGDE Preferred Stock, (iii) the BGDE Warrants and all securities issuable upon exercise thereof, (iv) all Equity Interests in each Subsidiary of the Company, and (v) all dividends, distributions, cash, instruments, rights and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, in exchange for, or on account of any of the foregoing.